Exhibit 99
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The financial performance of First Mid-Illinois Bancshares, Inc. was good during the first nine months of 2007 with diluted earnings per share increasing 4% to $1.15 per share compared to $1.11 per share during the same period in 2006. Net income increased to $7,470,000 for the first nine months of 2007 compared to $7,359,000 for the first nine months of 2006. All share and per share information for current and prior periods presented in this report have been adjusted to reflect the three-for-two stock split in the form of a 50% stock dividend completed in June 2007.

Growth in both non-interest income and net interest income were the primary contributors to the increase in earnings. It is important to note for year-to-year comparisons that the consolidated financial statements include the results of Peoples State Bank of Mansfield since acquisition date of May 1, 2006. Non-interest income increased to $10,991,000 for the first nine months of 2007 as compared to $9,824,000 for the same period in 2006. Growth in customer deposit account balances led to an increase in service charge income. In addition, insurance revenues increased by $230,000 as a result of new business underwritten through The Checkley Agency, Inc., and decreased policy claims. In addition, fees received on ATM and debit cards increased as a result of an increase in the number of electronic transactions.

Net interest income increased to $23,228,000 as compared to $22,748,000 for the first nine months of 2006. This was the result of growth in loan and investment balances. Loan balances on September 30, 2007 were $742 million as compared to $727 million on September 30, 2006 with the majority of the growth in commercial real estate loans. Deposit balances at September 30, 2007 were the same as last September at $791 million. However, $43 million in brokered deposits were allowed to mature during that time and were replaced by customer deposits. The growth in loans has offset a decline in the Company’s net interest margin. The Company’s year-to-date net interest margin was 3.45% on a tax-equivalent basis as compared to 3.57% for the first nine months of last year.

Non-interest expense increased to $22,458,000 for the first nine months of 2007 compared with $20,947,000 for the first nine months of 2006.  This increase is primarily attributed to having the costs associated with the three locations acquired in the Peoples acquisition for the full year of 2007.  I would also like to mention that we recently closed facilities in Deland and the in-store facility in the Sullivan IGA due to the proximity to other First Mid locations. This did not and is not expected to have a material impact on the financial statements.

We continue to stress the importance of credit quality. Our net charge-offs for the first nine months of 2007 were $338,000 as compared to $652,000 last year; but, we have seen an increase in the level of non-performing loans. Non-performing loans were $7.1 million on September 30, 2007 as compared to $3.6 million on September 30, 2006. This increase was primarily due to insufficient cash flow on commercial real estate loans to one borrower which totaled $3 million. We believe we are adequately collateralized on these credits and are actively working with the borrower on repayment plans.

We also continue to provide our shareholders with liquidity for their First Mid investments through our ongoing share repurchase program. During the first nine months of  2007, we repurchased approximately 193,000 shares at a total cost of $5.3 million. This program has proven to be a solid way of increasing shareholder value, as well as providing a supplement to open-market liquidity for our shareholders.  Any shareholder who would like to sell their stock should contact Lee Ann Perry, Manager of Shareholder Services at (217) 258-0493.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

/s/ William S. Rowland

Sincerely,
William S. Rowland
Chairman and Chief Executive Officer

October 25, 2007

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Sep 30	Dec 31
	2007	2006

Assets
Cash and due from banks	$22,406	$20,266
Federal funds sold and other interest-bearing deposits	12,973	1,570
Investment securities:
Available-for-sale, at fair value	188,783	184,266
Held-to-maturity, at amortized cost (estimated fair value of $1,211 and
$1,346 at September 30, 2007 and December 31, 2006, respectively	1,198	1,323
Loans	742,050	723,568
Less allowance for loan losses	(6,136)	(5,876)
Net loans	735,914	717,692
Premises and equipment, net	15,761	16,293
Goodwill, net	17,363	17,363
Intangible assets, net	4,519	5,148
Other assets	21,691	16,638
Total assets	$1,020,608	$980,559

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$114,759	$121,405
Interest bearing	676,142	649,190
Total deposits	790,901	770,595
Repurchase agreements with customers	58,892	66,693
Other borrowings	64,000	37,800
Junior subordinated debentures	20,620	20,620
Other liabilities	7,113	9,065
Total liabilities	941,526	904,773
Stockholders’ Equity:
Common stock ($4 par value; authorized18,000,000 shares; issued
7,120,368 shares in 2007 and 8,552,886 shares in 2006)	28,503	22,808
Additional paid-in capital	23,147	21,261
Retained earnings	48,400	68,625
Deferred compensation	2,531	2,629
Accumulated other comprehensive income (loss)	237	19
Treasury stock at cost, 746,874 shares in 2007 and 2,121,269
in 2006	(23,736)	(39,556)
Total stockholders’ equity	79,082	75,786
Total liabilities and stockholders’ equity	$1,020,608	$980,559

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the nine months ended September 30,	2007	2006

Interest income:
Interest and fees on loans	$37,565	$34,169
Interest on investment securities	6,774	5,937
Interest on federal funds sold & other deposits	180	208
Total interest income	44,519	40,314
Interest expense:
Interest on deposits	16,230	13,091
Interest on repurchase agreements with customers	1,800	1,665
Interest on other borrowings	2,084	1,890
Interest on subordinated debt	1,177	920
Total interest expense	21,291	17,566
Net interest income	23,228	22,748
Provision for loan losses	598	575
Net interest income after provision for loan losses	22,630	22,173
Non-interest income:
Trust revenues	1,924	1,801
Brokerage commissions	371	418
Insurance commissions	1,573	1,343
Services charges	4,152	3,897
Securities gains (losses), net	211	66
Mortgage banking revenues	400	288
Other	2,360	2,011
Total non-interest income	10,991	9,824
Non-interest expense:
Salaries and employee benefits	12,218	11,391
Net occupancy and equipment expense	3,644	3,570
Amortization of intangible assets	629	545
Other	5,967	5,441
Total non-interest expense	22,458	20,947
Income before income taxes	11,163	11,050
Income taxes	3,693	3,691
Net income	$7,470	$7,359

Per Share Information (unaudited)
For the nine months ended September 30,	2007	2006
Basic earnings per share	$1.17	$1.13
Diluted earnings per share	$1.15	$1.11
Book value per share at June 30	$12.53	$11.69
Market price of stock at June 30	$25.70	$27.67

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the nine months ended September 30,	2007	2006

Balance at beginning of period	$75,786	$72,326
Net income	7,470	7,359
Dividends on stock	(1,182)	(1,128)
Issuance of stock	1,464	1,481
Purchase of treasury stock	(5,299)	(5,303)
Deferred compensation and other adjustments	625	408
Changes in accumulated other comprehensive income (loss)	218	587
Balance at end of period	$79,082	$75,730